UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 4, 2013

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey		08054
(Address of Principal Executive Offices)		(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph J. Farnan, Jr. to Board of Directors

The Board of Directors of Central European Distribution Corporation (“CEDC”) announced that, upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously appointed the Honorable Joseph J. Farnan, Jr. to the Board of Directors of CEDC effective as of February 4, 2013. Mr. Farnan will be named to the Board of Directors’ Compensation Committee and Audit Committee.

Mr. Farnan is currently engaged in the private practice of law with Farnan LLP. He served as a United States District Judge for the District of Delaware from 1985 to 2010 and as Chief Judge from 1997 to 2001.

In connection with his appointment to the Board of Directors, Mr. Farnan will be eligible to receive equity awards pursuant to CEDC’s 2007 Stock Incentive Plan, including an annual equity award of $100,000, and annual fees for service as a director in the amount of $75,000 and as a member of the Audit Committee and Compensation Committee in the amount of $10,000 for service on each committee. CEDC intends to enter into with Mr. Farnan the form of Indemnification Agreement that was filed as Exhibit 10.1 to CEDC’s current report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2011.

Departure of Robert Koch from Board of Directors

On February 4, 2013, Robert Koch notified the Board of Directors of CEDC of his resignation from the Board effective immediately. Mr. Koch served as an independent director of CEDC since February 2004 and at the time of his resignation was a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Ryan Lee
Ryan Lee
Chief Financial Officer

Date: February 5, 2013